Exhibit 13.38

X =Menu Blockstack BLOCKSTACK BLOCKCHAIN TECHNICAL DAPPS PRIVACY STACKS TOKE N Home )t tok.r. Stacks Token Economics:Improved Mining Algorithm & MintingSchedule APP MINNI G (B) BLOCKCHA1N 16) BLOCKSTACK (24) BOUNTIES CENSORSH P (1) II DAPPS (21) EVENTS (16) IMPROVED EXCLUDE (2) MINING FUNDING \2) ALGORITHM & MINTING SCHEDULE B ockstack Token Econorrncs mprovemen ts GOVERNANCE (6) GUEST AUTHOR (4) PRIVACY (1) SOCI ETY (5) STACKS TOKEN (13) - TECHN CAL (22) In 2017,we created a vision for the future of our technology with the Blockstack Whitepaper 1.0.We completed the 2017 Blockstack token offering with a focus on regulatory frameworks. We'velearned a lot since then.We released the version 2.0 of the Blockstack whitepaper last month. We're now proposing improvements to our token economics. Stacks Token Economics: Improved MiningAgl orithm & MintingSchedule 0 JUN£14,2019 In the last two years,there has been a lot of progress in the maturing field of token economics.We now have different models and analysis frameworks that were not availabel before.Given the potential offering to the generalpublic in 2019, the hard-fork required to distribute those Stacks tokens,and the potentialstart of mining on the network in late 2019 or early 2020,we felt it was the appropriate time to take a deep dvi e on the Stacks token economics model. Take a Plunge nto the Metaverse:Announcing the Blockstack 2019 Summit n San Francisco 0 JUN£3. 2019 Starting in Q2l 01 9,we sought out relevant experts and performed a fulleconomic audit of our distribution model. We commsi sioned Prysm Group to conduct an economic audit and help establish a robust economic model. Our goal was to identify any potential long-term issues and help the ecosystem avoid any problems related to token inflatoi n and volatile network activity. GeneralPre-Registration IsOpen 0 MAY 31,2019 In addition to the Prysm Group,we also sought feedback from Blockstack core developers,independent entities (like New Internet labs), the Blockstack PBC board,and other domain experts. The relevant details of the new adaptive mint and burn mechanism and changes to token economics are available here.We'd love to hear your input on the forum.If you prefer to send your feedback privately, feelfree to reach out directly to me. Provide Feedback on Adaptive Mint/Burn on the Forum Rule 255 Legend This communication may be deemed "testingthe waters" material under Regulation A under theSecurities Act of 1933.We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with theSEC.The information in that offering statement will be more complete than the information we are providing now,and could differ in important ways.You must read the documents filed with the SEC before investing. No money or other consideration is beingsolicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at stackstoken.com. Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the -other financial regulatory authority or licensed to provide any financial advice or services. Iii Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any Prevlous Post Dave Morin Added to Btockstack Summti ID Subscnbe J01ntheBiockstacknewsletterforupdatesonourp g

2019 Lineup



Muneeb Ali

Muneeb Ali co-founded Blockstack and is the CEO of Blockstack PBC. He is a distributed systems PhD from Princeton and gives guest lectures on cloud computing there.

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The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website can be found at www.blockstack.com. The website you are currently visiting www.blockstack.org is sponsored by Blockstack PBC, an affiliate of Blockstack Token LLC, and should not be viewed as an offer or sale of securities.

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